EXHIBIT 99.1
2013 2nd Quarter Earnings Webcast Presentation
July 25, 2013 1:00 P.M (EST)	- Prepared Remarks/Q&A Text

Scott V. Fainor; National Penn Bancshares, Inc.; President & CEO
Michael J. Hughes; National Penn Bancshares, Inc.; SEVP & CFO
Sandra L. Bodnyk; National Penn Bancshares, Inc.; SEVP & Chief Risk Officer

MANAGEMENT DISCUSSION SECTION

Operator: Good afternoon everyone and welcome to National Penn Bancshares' Second Quarter 2013 Earnings Conference Call and Webcast. Please note that this call is being recorded. All callers will be in a listen only mode during the prepared remarks. At the end of the prepared remarks there will be a live question and answer session with analysts.

This call, and the accompanying presentation slides located on National Penn's Investor Relations website at www.nationalpennbancshares.com, will be archived on the site following this call. A transcript of today's call and the slides will also be furnished on SEC Form 8-K.

National Penn's earnings release was posted earlier today to National Penn's Investor Relations website and will also be furnished following this call to the SEC on a Form 8-K.

This presentation may contain forward looking information that is intended to be covered by the Safe Harbor provided by the Private Securities Litigation Reform Act of 1995. Please take a moment to review the Safe Harbor slide of the presentation.

It is now my pleasure to turn the conference over to National Penn's President and CEO, Scott Fainor.

Scott V. Fainor, President and Chief Executive Officer:

Thank you for joining our second quarter 2013 earnings webcast conference call today. I'm joined by Mike Hughes, our Chief Financial Officer, and Sandy Bodnyk, our Chief Risk Officer.

Slide number three in our presentation outlines some of the highlights of our second quarter financial performance. National Penn reported another solid, consistent quarter of financial performance as we delivered $0.17 per share and a strong 1.21% return on assets. We are very pleased with these quarterly results.

Our focus during the quarter was on growing commercial loans. We've been consistent in stating that, and this continued in the second quarter as we built upon our recent growth trend and achieved 3.5% year-to-date annualized growth of high quality customers in the commercial portfolio. As I have stated in previous quarters, I remain encouraged by the loan pipeline volumes and our customer calling efforts. These strategic initiatives will continue throughout 2013 and National Penn bankers will convert these loan pipelines and new customers into new booked business to our Company.

I always talk about our strong asset quality and this solid story continues at National Penn. We remain focused on maintaining our excellent asset quality metrics.

Based on the strength of our balance sheet, and this solid financial performance for the quarter, National Penn declared a third quarter cash dividend of $0.10 per share.

I would like to now turn this presentation over to Mike Hughes. Mike?

Michael J. Hughes, Chief Financial Officer:

Thank you, Scott.

As Scott mentioned, the second quarter was another strong and consistent quarter. EPS [earnings per share] of $0.17 and an ROA [return on assets] of 1.21%, as you can see, is a very consistent trend. For the first six months, adjusted EPS increased 10% over the comparable period in the prior year.

The margin expands to 3.53% from 3.49% due primarily to the actions we took in the first quarter, i.e., the redemption of the retail trust preferred [securities] and the restructure of the Federal Home Loan Bank advances. Net interest income expands for two reasons - the margin, as I've just discussed, and the number of the days in the quarter. Our guidance for the year is in the 3.50% range, which is predicated on low single-digit commercial loan growth. Despite increasing longer term rates we believe the margin will continue to be pressured in the second half as the impact of deposit pricing diminishes.

Loans grew modestly in the quarter as we continued to allow the mortgage portfolio to decline, which you can see on slide six. Commercial loans increased 3% year-over-year, net of a reduction in classified loans of $68 million and the refinance of some larger credits into non-bank debt. The market remains competitive. We have not pursued longer-term fixed rate lending on either the commercial or consumer side, but rather have focused on offering floating rate loans with an interest rate swap. We believe that this will bode well for the margin over the longer term.

Asset quality remains very strong. Classified loans are down 22% year-over-year and down 10% in the first six months. Net charge offs are down 39% year-over-year. At the bottom of slide seven, relative to our peers, our level of non-performers is very reasonable. In fact, it's about half the peer group average and reserve coverage levels are very strong.

As it relates to other income, we had a good quarter- $24.9 million versus $23.5 million. The mortgage banking business at National Penn is relatively modest and we are selling servicing released. We believe there will be a reduction in refinance activity, but do not believe it will have a material impact on our performance. In the quarter, refinance activity accounted for about half of our volume as compared to three quarters of our volume in the first quarter. In our wealth management business - you can see a break out of transactional and the classic asset management business on the slide - performed well on both sides, increasing 16% year-over-year. The revenue is on both sides of the house, but the transaction business is more volatile.

On slide number nine, operating expenses have been well-controlled. Operating expenses in the first six months were up less than 1%. The efficiency ratio year-to-date was 58%, and you'll recall that operating expenses over the last several years have been relatively flat.

Just taking a quick look at capital... We are evaluating Basel III in detail, but we believe that it will have a modest impact on both our capital position as it currently is, and on our ability to manage capital in the future. Relative to our peers, our capital position is indicative of the strength of our balance sheet. We continue to be well-positioned to manage capital and grow the Company organically through M&A [mergers and acquisition] or otherwise. During the quarter however, the unrealized mark on the investment portfolio impacted tangible book value and our tangible common equity ratio.

With that I will turn it back to Scott.

Scott V. Fainor, President and Chief Executive Officer:

Thank you, Mike.

As we continue to stay focused on building long-term shareholder value, slide number 11 outlines our thoughts about National Penn:

•	A consistent earner at a relatively high level, as evidenced by our 1.21% return on assets this quarter.

•	Our superior asset quality with strong coverage and reserves.

•	A strong balance sheet that positions us to continue our disciplined growth strategy.

•
A continuing focus on quality loan growth, as well as growth in revenue and fee income as we navigate through this ongoing soft regional economy. I still remain optimistic at this time as we sense positive momentum building when we talk and meet with our customers, that we will continue to convert the commercial and retail business in our pipelines today.

•
Regarding merger and acquisition activity, as I have previously stated, this remains an important part of our growth strategy. With our disciplined approach, we continue to look for partners who would like to join National Penn.

This commitment to consistent financial performance and the strength of our balance sheet has and will continue to allow us to return capital to our shareholders.

I would like to now open it up for questions.

QUESTION AND ANSWER SECTION

Operator: [Operator Instructions] Our first question comes from the site of Jason O'Donnell with Merion Capital. Your line is open.

Jason O'Donnell:    Just to follow up on the [net interest] margin discussion a little bit. Can you just give us color around the impact that the premium amortization expense is having on your margin just given the shift in the curve? I'm wondering maybe how much premium amortization you all incurred in the second quarter versus the first, if you have it in front of you, and whether you expect some relief on the back half of the year?

Michael J. Hughes:    We have a guideline, not so much a policy, of buying securities at a relatively low premium to par. We did have some modest benefit in the hundreds of thousands of dollars, and we think we'll have that on an ongoing basis in the next couple of quarters. But, we didn't have a heavy burden of amortization previously, so we don't think we will have a material benefit going forward.

Jason O'Donnell:    Okay. That's very helpful. Then, just to give us some sense of what we might expect from the core securities yield trend, can you just tell us where cash flows are being reinvested roughly into that portfolio in terms of yield and maybe duration?

Michael J. Hughes:    The duration of the portfolio is about three and a half years. We are very consistent buying mortgage-backs and CMOs [collateralized mortgage obligations] with the duration that would be in that three to five year range. Investment yield purchases were in the 1.60% range in the first quarter, probably the 1.90% to 2% range in the second quarter, and would be a little bit better right now going forward. So we believe rising rates in general will benefit us because we are asset-sensitive. We believe the long end of the curve won't help us much, but it does help us somewhat in the redeployment rates and mitigating the cash flows that are coming off of the mortgage-backed security portfolio.

Jason O'Donnell:    Okay. Great. Then one more and I am going to step out. In terms of the lending strategy, has your view at all changed on the retention of longer term residential mortgages? I'm curious if you have been retaining any 15 or 30 year fixed rate product or are you at least considering going down that path at some point in the event rates are moving even higher?

Michael J. Hughes:    We really haven't changed our philosophy there. As you know, we have sold the vast majority of the 30 year conforming mortgages. What we keep in the portfolio would be jumbos and some non-conforming high-credit quality mortgages. The run-off in that portfolio is probably in the low $40 million and you can see it goes down about $10 million a quarter. So we're putting some residential mortgages on the balance sheet. It is not longer-term fixed rate, but high-quality in-market, and we really don't envision at this point in time putting those longer-term mortgages on the balance sheet.

Jason O'Donnell:    That's helpful. Thanks guys.

Operator: Our next question comes from the site of Bob Ramsey with FBR. Your line is open.

Bob Ramsey: Just to sort of follow up on the margin questions, I know you all said you expect a little more margin pressure in the back half of the year, which makes sense, but I was curious if you had any thoughts around the magnitude? And then, with a little bit better security reinvestments and a little bit of a steeper curve, when do you think the margin sort of hits a bottom?

Michael J. Hughes:    I'll take a shot at the first one. I'm not sure I have the crystal ball on when it hits the bottom. Although I will say this, your point is well-taken that the redeployment rates on the new loan rates, versus what's coming off, has narrowed. So you've got pressure, but you don't have the pressure that you've had historically. I think generally there is about five basis points of margin compression on a quarterly basis, excluding loan growth, and we hope to be able to offset some of that with the loan growth. So our guidance has been and continues to be in the 3.50% range for the year.

Bob Ramsey: Okay. That helps. Then on credit - the credit trends are looking really good. You've got a pretty big reserve [for loan losses], it looks like to me anyway, given where all your credit metrics are today. Just curious how to think about the pace of provisioning, whether you're going to continue to sort of take the reserve down a little bit a quarter every quarter, or whether at some point you feel more comfortable on a move that is more significant?

Michael J. Hughes:    When you really look at this, we say there are several factors that drive the provisioning - level of classified loans, net charge-offs, and loan growth. We have been prudent and cautious as we've released reserves. It is formulaic in how we approach it and I would anticipate that we will be consistent in our application.

Scott V. Fainor: I started off in my comments by saying that the story here at National Penn is asset quality metrics and the continued strength in the way that we handle loan and asset quality overall, and that will continue.

Bob Ramsey: Great. Then last question and I'll hop back out. With a 1.20% ROA, your profitability is very strong, but you've obviously got a lot of excess capital, which I think you highlighted on page 10, that sort of weighs on the ROE [return on equity]. Just curious how you're thinking about the levers you have to deploy that capital?

Michael J. Hughes:    Sort of a good problem, isn't it? As we've talked before, and we are consistently looking at that, M&A would be our preference, in-market or contiguous market. We believe that perhaps we can drive some better economics from an earnings per share perspective by having more cash in a deal and less stock. We wanted to see where Basel III came out as it relates to a stock repurchase plan. We'll go through our capital planning and stress testing as we move throughout the year and continue to evaluate that. When you look at the dividend and the payout ratio, it's pretty full. I wouldn't anticipate in the short run that's something we would move materially. And then, organic growth. So it's a balance of all those with M&A being a preference. We've been disciplined in our approach and we will continue to be.

Bob Ramsey: Any sense that sellers are more amenable or the bid/ask gap is narrowing?

Scott V. Fainor: I would say that as we move forward quarter-over-quarter, that there continue to be more conversations and I think that there will continue to be more activity. We certainly are remaining disciplined and as you know, we want to make sure that it's meeting our financial metrics internally before any deal would ever be announced. So we're focused on it. It's part of our strategy that we have been talking about and we are going to continue to try to execute on that in the future.

Bob Ramsey: Okay, great. Thank you.

Operator: Our next question comes from the site of Christopher Marinac with FIG Partners. Your line is open.

Christopher Marinac: Thanks. Good afternoon. Scott and Mike, I wanted to see if you could give us a little color on how you think about deposits and the behavior of your customers if and when rates rise. Even if that's not for a couple of quarters or several quarters out, how sticky do you think your customers are and how do you think about that as you've modeled out for that?

Scott V. Fainor: Since our franchise is very concentrated in its branch network, and we've been continuing over the last three years to cross sell and to promote checking accounts, transaction accounts and all of the electronic banking, mobile banking, and online banking, we continue to build a strong culture here at National Penn with those customers. These are the relationships that we want to continue to drive into the Company. We've continued to be successful in growing those quality balances and accounts. What you've seen run down has been on the CD [certificate of deposit] side by design as we brought pricing down. As the long end of the curve goes up in rates, maybe you'll see some customers come back into CDs, but we at National Penn will continue to keep promoting the transaction accounts, both retail and business, and we're going to continue to keep promoting all of the electronic banking products that attach to those.

Michael J. Hughes:    I'd agree with Scott's comments. When you look at Nat Penn, and the concentration of its franchise and demographics of the markets that we are in, I think that is one of our strengths. Now as in industry issue, I am appreciative that if rates go back up, I think you see a disintermediation of deposits out of transaction accounts into CDs, but I do think at Nat Penn specifically, we have a very strong long-term customer base and I would anticipate that would continue.

Christopher Marinac: Great. Thank you for that. Do you think that percentage of DDAs [demand deposit accounts] may continue to creep up as it has in recent quarters?

Michael J. Hughes:    Based upon the rate environment, and based upon what we're trying to do on the commercial loan side, we're hopeful that we can see that growth, but I really wouldn't predict what kind of rate.

Christopher Marinac: Okay, very well. Then just a quick one for Sandy [Bodnyk]. Sandy, is there anything on your horizon for charge-offs that would make the future any different - either better on the lower side or just rising a little bit?

Sandra L. Bodnyk:    I think we've had very consistent performance in the asset quality metrics and I think you can expect the same going forward.

Christopher Marinac: Okay, very good. Thank you so much.

Operator: We'll take our next question from the site of Matt Schultheis with Boenning & Scattergood. Your line is open.

Matt Schultheis: Quick question related to Chris's [Marinac] question about source of funding and deposits. It looks to me linked-quarter like you had a large decrease in your jumbo CDs and a large increase in Federal Home Loan Bank borrowings, and was wondering about the nature of the runoff in the CDs, whether it's municipal or just brokered, or [if you] just lowered the rates so much that everybody left, and what type of structure you have in the Federal Home Loan Bank borrowings that you added?

Michael J. Hughes:    You may recall that, when we repaid the Federal Home Loan Bank advances, in order to be able to expense that pre-payment penalty in the first quarter, we had to look for alternative sources of funding other than the Federal Home Loan Bank. So, for a period of 60 to 90 days we made a concerted effort to pay down the Federal Home Loan Bank by about $400 million in the first quarter, and to use jumbos [CDs], some structured repos [repurchase agreements], and some brokered CDs on a interim basis as funding. Our intention, which we executed upon, was to come back in and borrow from the Federal Home Loan Bank again. So, all that movement that you see quarter-over-quarter was anticipated, and was not a function of rate, and was related to the restructuring of the Federal Home Loan Bank advances.

Matt Schultheis: The Federal Home Loan Bank borrowings that you put on this quarter, what was the structure of those? What was the term like?

Michael J. Hughes:    The majority of them were short-term floaters.

Matt Schultheis: Okay. Thank you very much.

Scott V. Fainor: This was very consistent with our strategy we announced in the first quarter and also last year. Thanks, Matt.

Operator: Our next question comes from the site of David Darst with Guggenheim. Your line is open.

David Darst: Mike, is your comment around waiting for Basel III to have better visibility of what good cap [capital] ratios need to be in the context of what you might want to do in an M&A situation? Because it seems like you have so much regulatory capital that it just doesn't matter from a buyback perspective. You seem to have a lot of room to keep buying back.

Michael J. Hughes:    I agree. You can look at where these bank stocks went over the quarter and the valuations. We have gotten the question before, “Why don't you have a current repurchase share plan in place?” and we're patient in evaluating that. We wanted to see where Basel III came out, but your point is well-taken. Basel III didn't materially impact our capital position and we will go through our normal planning process and evaluate going to the regulators and getting a repurchase plan approved over the remainder of the year.

David Darst: Okay.

Scott V. Fainor: As Mike stated in previous quarters, we did execute on our 5% share buyback last year. So we were ahead of the curve on that buyback in front of others, but I think ultimately, our excess capital, falls into those four categories on how we want to continue to look at deploying it, and putting cash into a deal if it came about would be a top priority.

Michael J. Hughes:    We are managing capital. To Scott's point, the 5% repurchase was completed in December, but then in the first quarter we went back out and redeemed $65* million of retail trust preferred at 7.85%. We do have a strong internal generation of capital based upon ROA of 1.21% and we continue to manage it. But if you look over time, we haven't managed that excess capital down appreciably. I'm not sure that's necessarily a bad thing, but it's certainly a goal over time to get the capital levels down from where they currently are.

David Darst: Okay. Then in an acquisition, do you anticipate something that you're actually able to lever into better organic growth? I understand your dialog about accelerating customer outreach and activities, but I guess at this point, in a lot of ways, it doesn't feel like we are seeing business momentum build.

Scott V. Fainor: I think one of the things we've been very consistent with at National Penn is that we said that our loan growth, and especially in our commercial businesses, was going to be more in those lower single-digits. And then at the same time, we've been showing very consistent growth levels, and although they've been lower percentage-wise, they've been very consistent and of a high-quality nature and offset by our high-quality credit metrics. I believe if there was to be a merger transaction at some point, we would be looking at cost reduction. We would be looking at trying to leverage revenue enhancement, but it would be more cost reduction. It will be more of similar type of risk culture.

David Darst: Okay. Great. Thank you.

Operator: We'll take our last question from the site of Blair Brantley with BB&T Capital Markets, your line is open.

Blair Brantley: Good afternoon, everyone. Couple of questions. Most of them have been answered. What was the swap income this quarter and how did that compared to last quarter?

Michael J. Hughes:    Swap income last year was in the $3.5 million range. We had a very low amount in the first quarter [of 2013], $100,000*. In this quarter it's about $1 million.

*Amount corrected.

Blair Brantley: Is that something you think that'll kind of stay steady for the next couple of quarters, or is that going to be volatile like it has been?

Michael J. Hughes:    If you take out the first quarter, I think it's been fairly consistent, but it's a reflection of loan demand. The biggest factor that impacts that is some of our competition being willing to do longer-term fixed rate lending. Provided that the swap curve plus the credit spread is somewhat analogous to where the fixed rate alternative is from competing institutions, we think that will be a constant source of revenue, but there's some volatility. Your point is well-taken.

Blair Brantley: Okay. Thanks. In terms of the loan growth strategy, where do new hires fit into that? Are you actively seeking new lenders or are you just kind of working with the group that you had at this point?

Scott V. Fainor: Over the past 24 months, we have reported that we were very consistent in hiring new lenders into our teams and upgrading talent in some of the regions where it was needed throughout all of National Penn's footprint. We continue to look for high-quality, high-performing small business, commercial, and middle-market banking relationship management officers. But the team, as it's put together today, has been doing an excellent job with calling on prospective new customers, working with their current customers, and it's been very consistent. Pipelines have continued to build and our cross-selling activities, between the banking teams, the wealth management teams, and the insurance teams, is going extremely well so far in 2013. We'll need to do more of that in the second half of this year but I'm quite confident and optimistic that we will continue to be consistent in this performance.

Blair Brantley: Okay. Great. That's helpful. Then one last question. On the consumer side of the loan portfolio, do you see that kind of trending down some more or we getting close to a kind of bottoming out there?

Sandra L. Bodnyk:    From my perspective, the consumer portfolio of the bank has been holding quite well. There is a good amount of rate competition and we choose to play at what we consider our philosophical rate hold positions. We don't take the long-term rate positions, but we've been able to invest in people in our markets who are minding that portfolio and we've been able to keep our portfolio relatively constant. We hope to try to do that going forward.

Michael J. Hughes:    So consumer, excluding the residential mortgage portfolio, has been relatively constant. We envision that will be, depending upon what happens with refinance activity. We could still see some decline in mortgages overtime, albeit modest.

Blair Brantley: Okay. Great. Thank you very much.

Operator: We have no further questions at this time. I'll now hand the call back to Mr. Fainor for any closing remarks.

Scott V. Fainor, President and Chief Executive Officer:

I want to thank everyone for joining our second quarter 2013 webcast conference call today. We appreciate all of your questions, wish you a great rest of the week and weekend, and look forward to talking to you next quarter. Thank you very much.

**END**